Exhibit 10.1


                          LOAN AND SECURITY AGREEMENT

     This Loan and Security Agreement is made as of April 30, 1999 by and between BNY FINANCIAL CORPORATION ("Lender"), having offices at 1290 Avenue of the Americas, New York, New York 10104 and GREKA INTEGRATED, INC. ("Greka"), SABA REALTY, INC. ("Saba"), and SANTA MARIA REFINING COMPANY ("Santa Maria"), (each of Greka, Saba and Santa Maria is individually and collectively jointly and severally hereinafter referred to as the "Borrower"), having their principal place of business at 3201 Airpark Drive, Suite 201, Santa Maria, CA 93455. The liability of Greka, Saba and Santa Maria hereunder shall be joint and several.

     WHEREAS, the Borrower has requested that Lender make loans and advances available to Borrower; and

     WHEREAS, Lender has agreed to make such loans and advances to Borrower, as Borrower's sole Lender, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

     1.   (A)   General Definitions.  When used in this Agreement, the
following terms shall have the following meanings:

       "Advance Rates" means the Inventory Advance Rate and the Receivables Advance Rate.

       "Affiliate" of any Person means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

       "Alternate Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 2 of 1% per annum.

       "Ancillary Agreements" means all agreements, instruments, and documents including, without limitation, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements whether heretofore, concurrently, or hereafter executed by or on behalf of Borrower or delivered to Lender, relating to this Agreement or to the transactions contemplated by this Agreement.

       "Bank" means The Bank of New York.

       "Borrowing Base Certificate" shall have the meaning set forth in
Section 9.

       "Business Day" means any day other than a day on which commercial banks in New York are authorized or required by law to close.

       "Change of Ownership" means (a) any transfer (whether in one or more transactions) of ownership of not less than 50% of the common stock of Borrower held by the Original Owners (including for the purposes of the calculation of percentage ownership, any shares of common stock into which any capital stock of Borrower held by any of the Original Owners is convertible or for which any such shares of the capital stock of Borrower or of any other Person may be exchanged and any shares of common stock issuable to such Original Owners upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such Original Owners) to a Person who is neither an Original Owner nor an Affiliate of an Original Owner or
(b) any merger, consolidation or sale of substantially all of the property or assets of Borrower.

       "Closing Date" means April 30, 1999 or such other date as may be agreed upon by the parties hereto.

       "Collateral" means and includes:

             I.      With respect to Santa Maria:

                     (A)  all of its Inventory;

                     (B)  all of its Equipment;

                     (C)  all of its General Intangibles;

                     (D)  all of its Receivables;

                     (E)  All of its Investment Property;

                     (F) all of its books, records, ledgercards, files, correspondence, computer programs, tapes, disks and related data processing software (owned by it or in which it has an interest) which at any time evidence or contain information relating to (A), (B), (C), (D) and (E) above or are otherwise necessary or helpful in the collection thereof or realization thereupon;

                     (G) all of its documents of title, policies and certificates of insurance, securities, chattel paper, other documents or instruments evidencing or pertaining to (A), (B), (C), (D), (E) and (F) above;

                     (H) all of its guaranties, liens on real or personal property, leases, and other agreements and property which in any way secure or relate to (A), (B), (C), (D), (E), (F) and (G) above, or are acquired for the purpose of securing and enforcing any item thereof;

                     (I) (i) all of its cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Lender for the account of Santa Maria (whether for safekeeping, custody, pledge, transmission or otherwise), (ii) all of its present or future deposit accounts (whether time or demand or interest or non-interest bearing) of Santa Maria with Lender or any other Person including those to which any such cash may at any time and from time to time be credited, (iii) all of its investments and reinvestments (however evidenced) of amounts from time to time credited to such accounts, and (iv) all interest, dividends, distributions and other proceeds payable on or with respect to (x) such investments and reinvestments and (y) such accounts; and

                    (J)  all products and proceeds of (A), (B), (C), (D), (E),
(F), (G), (H) and (I) above (including, but not limited to, all claims to items referred to in (A), (B), (C), (D), (E), (F), (G), (H) and (I) above) and all claims of Santa Maria against third parties for (x) (i) loss of, damage to, or destruction of, and (ii) payments due or to become due under leases, rentals and hires of, any or all of (A), (B), (C), (D), (E), (F), (G), (H) and
(I) above and (y) proceeds payable under, or unearned premiums with respect to, policies of insurance in whatever form;

          II.      With respect to Greka:   (A) All of the issued and
outstanding capital stock of Saba and Santa Maria owned by Greka as more particularly described on Schedule 1(A) annexed hereto (the "Shares") and all proceeds and products thereof, which shall include, without limitation, all dividends and distributions thereon, whether in cash, securities or kind, all securities, Investment Property and /or assets of any type to which the holder of any of such Shares may now or hereafter be entitled as a result of splits, reverse splits, mergers, consolidations, recapitalization and/or reorganizations affecting any of the Shares and/or resulting from liquidations and /or dissolutions, split-ups, spin-offs, reclassifications or the like affecting any of the Shares; and (B) the Saba Note and all proceeds thereof and all general intangibles, rights to payment and all other rights related thereto;

          III.        With respect to Saba:     (A) all fixtures, equipment,
buildings, structures, improvements, building materials, machinery, machines, tools, parts, pumps, engines, motors, boilers, incinerators located at or used in connection with or affixed to the real property more particularly described on Schedule 1.1(B) annexed hereto and all substitution, accessories, accessions, replacements, improvements and additions to any or all of the foregoing and all of the collateral described in subsections (F), (G), (H),
(I) and (J) owned by Saba relating to any of the foregoing;and (B) the Saba Note and all proceeds thereof and all general intangibles, rights to payment and all other rights related thereto;

          IV.       Real Property:     In addition to the foregoing, the real
property owned by Santa Maria and/or Saba more particularly described on
Schedule 1.1(B) attached hereto shall be deemed to be part of the Collateral and subject to all of the provisions of this Agreement relating to the Collateral.

                    "Conoco Indemnity Agreement" shall mean the environmental indemnification contained in the Purchase and Exchange Agreement dated April 13, 1994 by and among Douglas Oil Company of California, Conoco, Inc. and Borrower.

                    "Contract Rate" means an interest rate per annum equal to
(i) Alternate Base Rate plus (ii) one percent (1%); provided, however, the Contract Rate shall not at any time be less than six percent (6%). Notwithstanding the foregoing, provided no Event of Default shall have occurred hereunder, the Contract Rate shall be reduced to an interest rate per annum equal to (i) the Alternate Base Rate plus three quarters of one percent (.75%) at the end of the first year of the Term and (ii) the Alternate Base Rate plus one-half of one percent (.50%) at the end of the second year of the Term, further provided, however, that upon the occurrence of an Event of Default should there have been any reduction of the Contract Rate, then in such event the Contract Rate shall revert to the Alternate Base Rate plus one percent (1%).

                    "Credit Risk" means the risk of loss resulting solely and exclusively from a Customer's financial inability to pay at maturity with respect to any Receivable purchased hereunder.

                    "Current Assets" at a particular date, means all cash, cash equivalents, accounts and inventory of Borrower and all other items which would, in conformity with GAAP, be included under current assets on a balance sheet of Borrower as at such date; provided, however, that such amounts shall not include (a) any amounts for any indebtedness owing by an Affiliate of Borrower, unless such indebtedness arose in connection with the sale of goods or other property in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by an Affiliate of Borrower, (c) the cash surrender value of any life insurance policy, (d) any assets which would be classified as intangible assets under GAAP, or (e) any prepaid expenses.

                    "Current Liabilities" at a particular date, means all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrower as at such date, but in any event including, without limitation, the amounts of (a) all indebtedness payable on demand, or, at the option of the Person to whom such indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any indebtedness (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or indebtedness payable on demand or, at the option of the Person to whom such indebtedness is owed, not more than twelve (12) months after such date, the validity of which is contested at such date, and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period.

                    "Customer" means and includes the account debtor with respect to any Receivable, the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

                    "Default Rate" means a rate equal to two percent (2%) per annum in excess of the Contract Rate or the Overadvance Rate, as the case may be.

                    "Dispute" means any cause asserted for nonpayment of Receivables, including, without limitation, any alleged defense, counterclaim, offset, dispute or other claim (real or merely asserted) whether arising from or relating to the sale of goods or rendition of services or arising from or relating to any other transaction or occurrence.

                    "Eligible Inventory" means and includes finished goods Inventory which Lender, in its sole and absolute discretion, determines: (a) is subject to the security interest of Lender and is subject to no other liens or encumbrances whatsoever (other than Permitted Liens); (b) is in good condition and meets all standards imposed by any governmental agency, or department or division thereof having regulatory authority over such Inventory, its use or sale including but not limited to the Federal Fair Labor Standards Act of 1938 as amended, and all rules, regulations and orders thereunder; (c) is currently either usable or salable in the normal course of business at prices not less than cost; (d) is located at Santa Maria's premises in the United States ; and (e) is otherwise acceptable to Lender as determined in good faith by Lender in the reasonable exercise of its discretion.

                    "Eligible Receivables" means and includes each Receivable which conforms to the following criteria: (a) shipment of the merchandise or the rendition of services has been completed; (b) no return, rejection or repossession of the merchandise has occurred; (c) merchandise or services shall not have been rejected or disputed by the Customer and there shall not have been asserted any offset, defense, counterclaim, or Dispute; (d) continues to be in full conformity with the representations and warranties made by Santa Maria to Lender with respect thereto; (e) Lender is, and continues to be, satisfied with the credit standing of the Customer in relation to the amount of credit extended; (f) is documented by an invoice in a form approved by Lender and shall not be unpaid (i) more than 120 days from invoice date; or (ii) more than 60 days past due date; (g) less than fifty percent (50%) of the aggregate unpaid amount of invoices due from such Customer remain unpaid more than sixty (60) days from due date; (h) is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Receivable unless such instrument is duly endorsed to and in possession of Lender or represents a check in payment of a Receivable; (i) the Customer is not located outside of the United States; (j) is not subject to any lien, other than Permitted Liens; (k) does not arise out of transactions with any employee, officer, agent, director, stockholder or Affiliate of Santa Maria; (l) is payable to Santa Maria; (m) does not arise out of a bill and hold sale prior to shipment and, if the Receivable arises out of a sale to any Person to which Santa Maria is indebted, the amount of such indebtedness, and any anticipated indebtedness, is deducted in determining the face amount of such Receivable; (n) is net of any returns, discounts, claims, credits and allowances; (o) if the Receivable arises out of contracts between Santa Maria and the United States, any state, or any department, agency or instrumentality of any of them, Santa Maria has so notified Lender, in writing, prior to the creation of such Receivable, and, if Lender so requests, there has been compliance with any governmental notice or approval requirements, including, without limitation, compliance with the Federal Assignment of Claims Act; (p) is a good and valid account representing an undisputed bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by Santa Maria, or work, labor and/or services rendered by Santa Maria; and (q) is otherwise satisfactory to Lender as determined in good faith by Lender in the reasonable exercise of its discretion.

                    "Equipment" means and includes all now owned or hereafter acquired equipment, machinery and goods (excluding Inventory), whether or not constituting fixtures, including, without limitation, plant and office equipment, tools, dies, parts, data processing equipment, furniture and trade fixtures, trucks, trailers, loaders and other vehicles and all replacements and substitutions therefor and all accessions thereto.

                    "Event of Default" means the occurrence of any of the events set forth in Section 18.

                    "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by The Bank of New York from three Federal funds brokers of recognized standing selected by The Bank of New York.

                    "Formula Amount" shall have the meaning set forth in
Section 2(d).

                    "GAAP" means generally accepted accounting principles, practices and procedures in effect from time to time.

                    "General Intangibles" means and includes all now owned or hereafter acquired general intangibles as said term is defined in the Uniform Commercial Code in effect in the State of New York including, without limitation, trademarks, trade names, trade styles, trade secrets, equipment formulation, manufacturing procedures, quality control procedures, product specifications, patents, patent applications, copyrights, registrations, contract rights, choses in action, causes of action, corporate or other business records, inventions, designs, goodwill, claims under guarantees, licenses, franchises, tax refunds, tax refund claims, computer programs, computer data bases, computer program flow diagrams, source codes, object codes and all other intangible property of every kind and nature.

                    "Hazardous Substance" means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated byphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable environmental law and in the regulations adopted pursuant thereto.

                    "Incipient Event of Default" means any act or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

                    "Inventory" means and includes all of Santa Maria=s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Santa Maria=s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

                    "Inventory Advance Rate" shall have the meaning set forth in the definition of Inventory Availability.

                    "Inventory Availability" means the amount of Revolving Credit Advances against Eligible Inventory of Santa Maria Lender may from time to time during the Term make available to Borrower up to 65% ("Inventory Advance Rate") of the value of Eligible Inventory (calculated on the basis of the lower of cost or market, on a first-in first-out basis).

                    "Investment Property" shall have the meaning ascribed to such term in the New York Uniform Commercial Code, as amended.

                    "Loans" means the Revolving Credit Advances, the Term Loan and all other extensions of credit hereunder.

                    "Matured Funds Rate" means the rate of interest, announced by Lender from time to time, as the rate applicable to matured funds, such rate to be adjusted automatically on the effective date of any change in such rate as announced by Lender.

                    "Maximum Loan Amount" means $11,000,000.

                    "Maximum Revolving Amount" means $5,000,000.

                    "Net Face Amount" of Receivables means the gross face invoice amount thereof, less returns, discounts (the calculation of which shall be determined by Lender where optional terms are given), anticipation or any other unilateral deductions taken by Customers, and credits and allowances to Customers of any nature.

                    "Obligations" means and includes all Loans, all advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lender (or any corporation that directly or indirectly controls or is controlled by or is under common control with Lender) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including, without limitation, any debt, liability or obligation owing from Borrower to others which Lender may have obtained by assignment or otherwise and further including, without limitation, all interest, charges or any other payments Borrower is required to make by law or otherwise arising under or as a result of this Agreement and the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys' fees chargeable to Borrower's account or incurred by Lender in connection with Borrower's account whether provided for herein or in any Ancillary Agreement.

                    "Original Owners" means Greka Energy Corporation with respect to Greka and Greka with respect to Santa Maria and Saba.

                    "Overadvance Rate" means a rate equal to one percent (1%) per annum in excess of the Contract Rate.

                    "Permitted Liens" means (i) liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (ii) liens incurred in the ordinary course of business in connection with workers= compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (a) not overdue or (b) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP, (iii) liens in favor of Lender,
(iv) liens for taxes (a) not yet due or (b) being diligently contested in good faith, provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP, and (v) liens specified on
Schedule 1(C) hereto.

                    "Person" means an individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

                    "Prime Rate" means the prime commercial lending rate of The Bank of New York as publicly announced in New York, New York to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged to any particular class or category of customers.

                    "Receivables" means and includes all of Santa Maria's now owned or hereafter acquired accounts and contract rights, instruments, insurance proceeds, documents, chattel paper, letters of credit and Santa Maria's rights to receive payment thereunder, any and all rights to the payment or receipt of money or other forms of consideration of any kind at any time now or hereafter owing or to be owing to Santa Maria, all proceeds thereof and all files in which Santa Maria has any interest whatsoever containing information identifying or pertaining to any of Santa Maria's Receivables, together with all of Santa Maria's rights to any merchandise which is represented thereby, and all Santa Maria's right, title, security and guaranties with respect to each Receivable, including, without limitation, all rights of stoppage in transit, replevin and reclamation and all rights as an unpaid vendor.

                    "Receivables Advance Rate" shall have the meaning set forth in the definition of Receivables Availability.

                    "Receivables Availability" means the amount of Revolving Credit Advances against Eligible Receivables Lender may from time to time during the term of this Agreement make available to Borrower up to 85% ("Receivables Advance Rate") of the net face amount of Eligible Receivables.

                    "Reports" shall have the meaning set forth in Section 14.

                    "Retained Goods" shall have the meaning set forth in
Section 8(h).

                    "Revolving Credit Advances" shall have the meaning set forth in Section 2(d).

                    "Saba Note"  shall have the meaning set forth in Section
12(m).

                    "Sanction/Embargo Programs" shall mean economic and other sanctions and embargo program restrictions promulgated by the government of the United States of America or any office or agency thereof including but not limited to the President and the Office of Foreign Assets Control of the Treasury Department, or either of them.

                    "Settlement Date" means two (2) Business Days after the day on which the applicable Receivable is actually collected by Lender.

                    "Subordinated Debt" means any debt subordinated to Lender upon terms and conditions satisfactory to Lender in its sole discretion.

                    "Subsidiary" of any Person means a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

                    "Tangible Net Worth" at a particular date means (a) the aggregate amount of all assets of Borrower as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of the Borrower.

                    "Term" means the Closing Date through April 30, 2001, subject to acceleration upon the occurrence of an Event of Default or other termination hereunder.

                    "Term Loan" shall have the meaning set forth in paragraph 2(k).

                    "Term Loan Note" shall have the meaning set forth in paragraph 2(k).

                    "Total Liabilities" at a particular date means all Indebtedness of Borrower as at such date.

                    "Working Capital" at a particular date means the excess, if any, of Current Assets over Current Liabilities at such date.

                    "Year 2000 Issue" means the inability of computer software, hardware and firmware systems and/or equipment containing embedded computer chips owned or operated by a Person or used or relied upon in the conduct of a Person's business (including systems and equipment supplied by others or with which such person=s computer systems interface) to properly receive, transmit, process, manipulate, store, retrieve, re-transmit, without errors or delays, or in any other way to accurately recognize or otherwise utilize data and information in all respects in relation to the year 2000 or the inclusion of dates on or after January 1, 2000.

     (B) Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

     (C) Other Terms. All other terms used in this Agreement and defined in the Uniform Commercial Code as adopted in the State of New York, shall have the meaning given therein unless otherwise defined herein.

     2. Sale of Receivables; Purchase Price; Accounts Receivables Management; Loans.

     (a) Santa Maria hereby assigns and sells to Lender, as absolute owner, and Lender hereby purchases from Santa Maria all Receivables created on and after the date hereof, which arise from Santa Maria=s sale of merchandise or rendition of services.

     (b) Lender shall not assume the Credit Risk on any Receivables. Accordingly, all Receivables shall be purchased by Lender with full recourse to Santa Maria in the event of non-payment thereof for any reason whatsoever and Lender may charge back to Borrower's account the amount of any Receivable that is not paid on its due date. The procedure manual Lender has delivered to Borrower describes Lender's current practices and procedures regarding its accounts receivable management and record keeping services. Lender reserves the right to vary such practices and procedures from time to time in its sole discretion. Lender shall have no liability to Borrower for any alleged failure on Lender's part to provide adequate accounts receivable management and record keeping services by including, without limitation, any liability of any kind whatsoever for consequential or other damages or penalties based upon any such alleged failure on Lender's part.

     (c) The purchase price of Receivables shall be the Net Face Amount thereof. The purchase price will be credited to Borrower's account and remitted to Borrower on the Settlement Date. Lender may deduct from the amount payable to Borrower on any Settlement Date reserves for all Obligations then chargeable to Borrower's account and Obligations which in Lender's sole judgment may be chargeable to Borrower's account thereafter.

     (d) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Lender may, in its sole discretion, make revolving credit advances (the "Revolving Credit Advances") to Borrower from time to time during the Term which, in the aggregate at any time outstanding, will not exceed the lesser of (x) the Maximum Revolving Amount or (y) an amount equal to the sum of:

               (i)   Receivables Availability, plus

              (ii)   Inventory Availability, minus

             (iii) such reserves as Lender may in its sole and absolute discretion deem proper and necessary from time to time.

     The sum of 2(d)(i) plus (ii) minus (iii) shall be referred to as the "Formula Amount". In this regard, Borrower agrees that it shall submit a Borrowing Base Certificate to Lender, in form and substance and with such frequency, as more fully described in Section 9 below, to include such calculations, in each instance that Lender may deem necessary or desirable in order to verify whether Borrower is in compliance with the preceding limitations pertaining to Revolving Credit Advances.

     (e) Notwithstanding the limitations set forth above, Lender retains the right to lend Borrower from time to time such amounts in excess of such limitations as Lender may determine in its sole discretion.

     (f) Borrower acknowledges that the exercise of Lender's discretionary rights hereunder may result during the term of this Agreement in one or more increases or decreases in the Advance Rates and Borrower hereby consents to any such increases or decreases which may limit or restrict advances requested by Borrower.

     (g) If Borrower does not pay any interest, fees, costs, charges or commissions to Lender when due, Borrower shall thereby be deemed to have requested, and Lender is hereby authorized at its discretion to make and charge to Borrower's account, a Revolving Credit Advance to Borrower as of such date in an amount equal to such unpaid interest, fees, costs, charges or commissions.

     (h) Any sums expended by Lender due to Borrower's failure to perform or comply with its obligations under this Agreement, including but not limited to the payment of taxes, insurance premiums or leasehold obligations, shall be charged to Borrower's account as a Revolving Credit Advance and added to the Obligations.

     (i) Lender will account to Borrower monthly with a statement of all Loans and other advances, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each account was rendered and received (receipt presumed seven (7) days after mailing) specifying the item or items to which objection is made.

     (j) During the Term, Borrower may borrow, prepay and reborrow Revolving Credit Advances, all in accordance with the terms and conditions hereof.

     (k) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Lender will make a term loan to Borrower in the sum of $6,000,000 ("Term Loan"). The Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable as follows: (i) during the first year of the Term, the Term Loan shall be payable interest only for the first two months, and thereafter in ten (10) consecutive equal monthly payments of principal, each in the amount of $300,000, plus interest at the Contract Rate; (ii) commencing on the second year of the Term, the Term Loan shall be payable in twelve (12) consecutive monthly payments of principal, each in the amount of $250,000, plus interest at the Contract Rate. All remaining principal and accrued interest outstanding under the Term Loan shall be due and payable in full on April 1, 2001. The Term Loan shall be subject to acceleration upon the occurrence of an Event of Default hereunder or termination of this Agreement and shall otherwise be evidenced by and subject to the terms and conditions set forth in a secured promissory note in substantially the form of the note attached hereto as Schedule 2(k) ("Term Loan Note").

     (l) The aggregate balance of Loans outstanding at any time shall not exceed the Maximum Loan Amount. The aggregate balance of Revolving Credit Advances outstanding at any time shall not exceed the Formula Amount.

     3.     Repayment of Loans.

     (a) Borrower shall be required to (i) make a mandatory prepayment hereunder at any time that the aggregate outstanding principal balance of the Revolving Credit Advances made by Lender to Borrower hereunder is in excess of the Formula Amount in an amount equal to such excess, and (ii) repay on the expiration of the Term (x) the then aggregate outstanding principal balance of Revolving Credit Advances made by Lender to Greka hereunder together with accrued and unpaid interest, fees, charges and commissions and (y) all other amounts owed Lender under this Agreement and the Ancillary Agreements.

     (b) The Term Loan shall be due and payable as provided in paragraph 2(k) hereof and in the Term Loan Note.

     4. Procedure for Revolving Credit Advances. Borrower may by written notice request a borrowing of Revolving Credit Advances prior to 1:00 P.M. New York time on the Business Day of its request to incur, on that day, a
Revolving Credit Advance.   All Revolving Credit Advances shall be disbursed
from whichever office or other place Lender may designate from time to time and, together with any and all other Obligations of Borrower to Lender, shall be charged to the Borrower's account on Lender's books. The proceeds of each Revolving Credit Advance made by the Lender shall be made available to Borrower on the day so requested by way of credit to the Borrower's operating account maintained with Borrower such bank as Borrower designated to Lender. Any and all Obligations due and owing hereunder may be charged to Borrower's account and shall constitute Revolving Credit Advances.

     5.     Interest; Fees; Commissions.

     (a)   Interest.

           (i) Except as modified by Section 5(a)(iii) below, interest on Loans shall be payable in arrears on the last day of each month. Interest payments hereunder may, at Lender's option be charged by Lender to Borrower's account. Interest charges shall be computed on the unpaid balance of the Loans for each day they are outstanding at a rate per annum equal to the Contract Rate. In the event the aggregate amount of Revolving Credit Advances exceeds the Formula Amount for five (5) or more days in any month during the Term, the average daily balance of Revolving Credit Advances in that month shall bear interest at the Overadvance Rate.

            (ii) Interest shall be computed on the basis of actual days elapsed over a 360-day year.

           (iii) Upon the occurrence and during the continuance of an Event of Default, interest shall be payable at the Default Rate.

            (iv) Notwithstanding the foregoing, in no event shall interest exceed the maximum rate permitted under any applicable law or regulation, and if any provision of this Agreement or an Ancillary Agreement is in contravention of any such law or regulation, such provision shall be deemed amended to provide for interest at said maximum rate and any excess amount shall either be applied, at Lender's option, to the outstanding Loans in such order as Lender shall determine or refunded by Lender to Borrower.

             (v) Borrower shall pay principal, interest and all other amounts payable hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including, but not limited to, any deduction for any set-off or counterclaim.

     (b)     Fees.

             (i) Closing Fee. Upon closing of this Agreement by Borrower and Lender, Borrower shall pay to Lender a closing fee in an amount equal to $225,000.

            (ii) Collateral Monitoring Fee. Borrower shall pay to Lender a monthly Collateral Monitoring Fee in the amount of $2,500.00. Additionally, upon Lender's performance of any collateral monitoring, including but not limited to any field examination, collateral analysis or other business analysis, the need for which is to be determined by Lender and which monitoring is undertaken by Lender or for Lender's benefit, a per diem amount equal to Lender's then standard rate per person, for each person employed to perform such monitoring, together with all out of pocket costs, disbursements and expenses incurred by the Lender and the person performing such collateral monitoring, shall be charged to Borrower's account.

     (c) Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by Lender (for purposes of this Section 5(c), the term "Lender" shall include Lender and any corporation or bank controlling Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

             (i) subject Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder or under any Ancillary Agreements (except for changes in the rate of tax on the overall net income of Lender by the jurisdiction in which it maintains its principal office);

            (ii) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Lender, including without limitation pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

          (iii) impose on Lender any other condition with respect to this Agreement or any Ancillary Agreements; and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining its Loans hereunder by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Lender deems to be material, then, in any case Borrower shall promptly pay Lender, upon its demand, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be. Lender shall through an officer certify the amount of such additional cost or reduction to Borrower, and such certification shall be conclusive absent manifest error.

     (d)     Capital Adequacy.

             (i) In the event that Lender shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (for purposes of this Section 5(d), the term "Lender" shall include Lender and any corporation or bank controlling Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy) by an amount deemed by Lender to be material, then, from time to time, Borrower shall pay upon demand to Lender such additional amount or amounts as will compensate Lender for such reduction. In determining such amount or amounts, Lender may use any reasonable averaging or attribution methods. The protection of this Section shall be available to Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

            (ii) A certificate of Lender by an officer setting forth such amount or amounts as shall be necessary to compensate Lender with respect to
Section 5(d) hereof when delivered to Borrower shall be conclusive absent manifest error.

     (e) Matured Funds. On the last day of each month during the Term, Lender shall credit Borrower's account with interest at the Matured Funds Rate in effect during such month on the average daily balance during such month of any amounts payable by Lender to Borrower hereunder which are not drawn by Borrower on the Settlement Date.

     6.   Security Interest.

     (a) To secure the prompt payment to Lender of the Obligations, Borrower hereby assigns, pledges and grants to Lender a continuing security interest in and to the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located (whether or not the same is subject to Article 9 of the Uniform Commercial Code). All of the Borrower's ledger sheets, files, records, books of account, business papers and documents relating to the Collateral shall, until delivered to or removed by Lender, be kept by Borrower in trust for Lender until all Obligations have been paid in full. Each confirmatory assignment schedule or other form of assignment hereafter executed by Borrower shall be deemed to include the foregoing grant, whether or not the same appears therein.

     (b) Lender may file one or more financing statements disclosing Lender's security interest in the Collateral without Borrower's signature appearing thereon or Lender may sign on Borrower's behalf as provided in
Section 13 hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement. If any Receivable becomes evidenced by a promissory note or any other instrument for the payment of money, Borrower will immediately deliver such instrument to Lender appropriately endorsed.

     7. Representations Concerning the Collateral. Borrower represents and warrants (each of which such representations and warranties shall be deemed repeated upon the making of each request for a Revolving Credit Advance and made as of the time of each and every Revolving Credit Advance hereunder):

     (a) all the Collateral (i) is owned by Borrower free and clear of all claims, liens, security interests and encumbrances (including without limitation any claims of infringement) except (A) those in Lender's favor and
(B) Permitted Liens and (ii) is not subject to any agreement prohibiting the granting of a security interest or requiring notice of or consent to the granting of a security interest;

     (b) all Receivables (i) represent complete bona fide transactions which require no further act under any circumstances on Borrower's part to make such Receivables payable by Customers, (ii) to the best of Borrower's knowledge, are not subject to any present, future or contingent Disputes;
(iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Affiliate or Subsidiary of Borrower; (iv) included in any Borrowing Base Certificate as an Eligible Receivable meets all criteria specified in the definition of Eligible Receivables, except as may otherwise be specifically disclosed in such Borrowing Base Certificate or as otherwise theretofore disclosed in writing to Lender; and (v) Borrower has no knowledge of any fact or circumstance not disclosed to Lender in the pertinent Borrowing Base Certificate or otherwise in writing, which would impair the validity or collectibility of any Receivable and that all documents in connection with each Receivable are genuine.

     (c) in the event any amounts due and owing from any account debtor to Borrower on any Eligible Receivable shall become subject to any Dispute, or to any other adjustment otherwise permitted to be made in accordance with the terms and provisions hereof in the ordinary course of business and prior to the occurrence of an Event of Default hereunder, Borrower agrees that it shall, at the time of the submission of the next Borrowing Base Certificate required to be delivered to Lender immediately following the date on which Borrower learns thereof, provide Lender with notice thereof. Borrower further agrees that it shall also notify Lender promptly of all returns and credits in respect of any Receivables included within a Borrowing Base Certificate, which notice shall specify the Receivables affected.

     8. Covenants Concerning the Collateral. During the Term, Borrower covenants that it shall:

     (a) not dispose of any of the Collateral whether by sale, lease or otherwise except for (i) the sale of Inventory in the ordinary course of business, and (ii) the disposition or transfer of obsolete and wornout Equipment in the ordinary course of business during any fiscal year having an aggregate fair market value of not more than $10,000 and only to the extent that (x) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Lender's first priority security interest or (y) the proceeds of which are remitted to Lender in reduction of the Obligations;

     (b) not encumber, mortgage, pledge, assign or grant any security interest in any Collateral or any of Borrower's other assets to anyone other than Lender except as set forth on Schedule 1(C) attached hereto and made a part hereof;

     (c) place notations upon Borrower's books of account and any financial statement prepared by Borrower to disclose Lender's security interest in the Collateral;

     (d) defend the Collateral against the claims and demands of all parties.

     (e) keep and maintain the Equipment in good operating condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof so that the value and operating efficiency shall at all times be maintained and preserved. Borrower shall not permit any such items to become a fixture to real estate or accessions to other personal property;

     (f) not extend the payment terms of any Receivable without prompt notice thereof to Lender;

     (g) perform all other steps requested by Lender to create and maintain in Lender's favor a valid perfected first security interest in all Collateral; and

     (h) promptly provide Lender with duplicate originals of all credits which Borrower issues to its Customers and immediately notify Lender of any merchandise returns or Disputes. Borrower shall settle all Disputes at no cost or expense to Lender. Should Lender so elect, upon the occurrence of any Event of Default, Lender may at any time in its discretion (i) withdraw Borrower's authority to issue credits to its Customers without Lender's prior written consent; (ii) litigate Disputes or settle them directly with Customers on terms acceptable to Lender; or (iii) direct Borrower to set aside and identify as Lender's property any returned or repossessed merchandise or other goods which by sale resulted in Receivables theretofore assigned to Lender ("Retained Goods"). All Retained Goods (and the proceeds thereof) shall be
(A) held by Borrower in trust for Lender as Lender's property, (B) subject to Lender's security interest hereunder, and (C) disposed of only in accordance with Lender's express written instructions.

     9. Collection and Maintenance of Collateral and Records. Lender may at any time verify Borrower's Receivables utilizing an audit control company or any other agent of Lender. Lender or Lender's designee may notify Customers, at any time at Lender's sole discretion, of Lender's security interest in Receivables, collect them directly and charge the collection costs and expenses to Borrower's account, but, unless and until Lender does so or gives Borrower other instructions, Borrower shall instruct all of its Customers to make payments on account of Receivables to an account under Lender's dominion and control at such bank as Lender may designate, as provided by the terms of
Section 23. To the extent Borrower receives any payments on account of Receivables, it shall hold such payments for Lender's benefit in trust as Lender's trustee and immediately deliver them to Lender in their original form with all necessary endorsements or, as directed by Lender, deposit such payments as directed by Lender pursuant to Section 22 hereof. Lender will credit (conditional upon final collection) all such payments to Borrower's account on the Settlement Date. Promptly after the creation of any Receivables, Borrower shall provide Lender with schedules describing all Receivables created or acquired by Borrower and shall execute and deliver confirmatory written assignments of such Receivables to Lender, but Borrower's failure to execute and deliver such schedules or written confirmatory assignments of such Receivables shall not affect or limit Lender's security interest or other rights in and to the Receivables. Borrower shall furnish, at Lender's request, copies of contracts, invoices or the equivalent, and any original shipping and delivery receipts for all merchandise sold or services rendered and such other documents and information as Lender may require. All of Borrower's invoices shall bear the terms stated on the applicable customer order, and no change from the original terms of such customer order shall be made without the prior written consent of Lender. Borrower shall provide Lender on a monthly (within ten (10) days after the end of each month), or more frequent basis, as requested by Lender, a summary report of Borrower's current Inventory, certified as true and accurate by Borrower's President or Chief Financial Officer, as well as an aged trial balance of Borrower's existing accounts payable. Borrower shall provide Lender, as requested by Lender, such other schedules, documents and/or information regarding the Collateral as Lender may require. Without limiting the foregoing, Borrower shall provide to Lender a borrowing base certificate upon Santa Maria=s invoicing of customers, but no less frequently than weekly ("Borrowing Base Certificate"), which must be in form and substance acceptable to Lender and which Borrowing Base Certificate shall certify to Lender, and shall contain sufficient information and calculations as Lender may deem necessary or desirable, in order to verify any Receivables Availability, Inventory Availability, the applicable Formula Amount and whether or not Receivables and/or Inventory included therein are Eligible Receivables and/or Eligible Inventory. Without limiting the foregoing, a Borrowing Base Certificate must be executed and delivered by Borrower to Lender at the time of or prior to each request for Revolving Credit Advances pursuant to Section 4. Each such Borrowing Base Certificate shall be delivered to Lender at its office described in Section 25 below, on each relevant Business Day.

     10. Inspections. During normal business hours, and, so long as no Event of Default or Incipient Event of Default shall have occurred hereunder, upon twenty-four (24) hours prior notice to Borrower, Lender shall have the right to (a) visit and inspect Borrower's properties and the Collateral, (b) inspect, audit and make extracts from Borrower's relevant books and records, including, but not limited to, management letters prepared by independent accountants, and (c) discuss with Borrower's principal officers, and independent accountants, Borrower's business, assets, liabilities, financial condition, results of operations and business prospects. Borrower will deliver to Lender any instrument necessary for Lender to obtain records from any service bureau maintaining records for Borrower.

     11. Financial Information. Borrower shall provide Lender (a) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, Borrower's balance sheet as at the end of such fiscal year and the related statements of income, retained earnings and statement of cash flow for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, which shall have been reported on by independent certified public accountants who shall be satisfactory to Lender and shall be accompanied by an unqualified audit report issued by such independent certified public accountants; (b) as soon as available, drafts of Borrower's balance sheet as at the end of each of Borrower's fiscal years and the related statements of income, retained earnings and statement of cash flow for such fiscal year, which have been internally prepared by Borrower; (c) as soon as available, but in any event within thirty (30) days after the close of each month and quarter, the balance sheet as at the end of such month and quarter and the related statements of income, retained earnings and changes in statement of cash flow for such month and quarter, which have been internally prepared by Borrower. All financial statements required under (a), (b) and (c) above shall be prepared in accordance with GAAP, subject to year end adjustments in the case of monthly and quarterly statements. Together with the financial statements furnished pursuant to (a) above, Borrower shall deliver a certificate of Borrower's certified public accountants addressed to Lender stating that (i) they have caused this Agreement and the Ancillary Agreements to be reviewed and (ii) in making the examination necessary for the issuance of such financial statements, nothing has come to their attention to lead them to believe that any Event of Default or Incipient Event of Default exists and, in particular, they have no knowledge of any Event of Default or Incipient Event of Default or, if such is not the case, specifying such Event of Default or Incipient Event of Default and its nature, when it occurred and whether it is continuing. At the times the financial statements are furnished pursuant to
(a), (b) and (c) above, a certificate of Borrower's President or Chief Financial Officer shall be delivered to Lender stating that, based on an examination sufficient to enable him to make an informed statement, no Event of Default or Incipient Event of Default exists, or, if such is not the case, specifying such Event of Default or Incipient Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event. If any internally prepared financial information, including that required under this section, is unsatisfactory in any manner to Lender, Lender may request that Borrower's independent certified public accountants review same.

     In addition to the foregoing financial statements, Borrower shall furnish Lender no less than thirty (30) days prior to the beginning of each fiscal year commencing with fiscal year 2000, a month by month projected operating budget and cash flow for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by Borrower's President or Chief Financial Officer to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

     12. Additional Representations, Warranties and Covenants. Borrower represents and warrants (each of which such representations and warranties shall be deemed repeated upon the making of a request for a Revolving Credit Advance and made as of the time of each Revolving Credit Advance made hereunder), and covenants that:

     (a) Saba and Santa Maria is each a corporation duly organized and validly existing under the laws of the State of California and Greka is a corporation duly organized and validly existing under the laws of the State of Colorado and each Borrower is duly qualified and in good standing in every other state or jurisdiction in which the nature of Borrower's business requires such qualification except where the failure to qualify would not have a material adverse effect on the Borrower=s business.;

     (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements (i) have been duly authorized, (ii) are not in contravention of Borrower's certificate of incorporation, by-laws or of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound and (iii) are within Borrower's corporate powers;

     (c) this Agreement and the Ancillary Agreements executed and delivered by Borrower are Borrower's legal, valid and binding obligations, enforceable in accordance with their terms;

     (d) it keeps and will continue to keep all of its books and records concerning the Collateral at Borrower's executive offices located at the address set forth in the introductory paragraph of this Agreement and will not move such books and records without giving Lender at least thirty (30) days prior written notice;

     (e)   (i)   the operation of Borrower's business is and will continue to be in compliance in all material respects with all applicable federal, state and local laws, including but not limited to all applicable environmental laws and regulations and Sanction/Embargo Programs.

          (ii) Borrower has established and maintained and will continue to maintain a system to assure and monitor continued compliance with all applicable environmental laws, and Sanction/Embargo Programs, which system shall include periodic reviews of such compliance.

         (iii) in the event the Borrower obtains, gives or receives notice of any release or threat of release of a reportable quantity of any Hazardous Substances on its property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions on its property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of any environmental laws affecting its property or Borrower's interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any Person or entity, including any state agency responsible in whole or in part for environmental matters in the state in which such property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority"), then the Borrower shall, within five (5) Business Days, give written notice of same to the Lender detailing facts and circumstances of which the Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint and periodically inform Lender of the status of the matter. Such information is to be provided to allow the Lender to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon the Lender with respect thereto.

          (iv) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral to any lien, charge, claim or encumbrance. If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any environmental laws, the Lender may, but without the obligation to do so, for the sole purpose of protecting the Lender's interest in Collateral: (A) give such notices or (B) enter onto Borrower's property (or authorize third parties to enter onto such property) and take such actions as the Lender (or such third parties as directed by the Lender) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses directly incurred by the Lender (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Revolving Credit Advances shall be paid upon demand by the Borrower, and until paid shall be added to and become a part of the Obligations secured by the liens created by the terms of this Agreement or any other agreement between Lender and Borrower.

           (v) Borrower shall defend and indemnify the Lender and hold the Lender harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, directly suffered or incurred by the Lender under or on account of A. any environmental laws, including, without limitation, the assertion of any lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting Borrower's property, whether or not the same originates or emerges from Borrower's property or any contiguous real estate, including any loss of value of the Collateral as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of the Lender, and B. any Sanction/Embargo Program. The Borrower's obligations under Section 12(e)(v) A. shall arise upon the discovery of the presence of any Hazardous Substances on the Borrower's property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances, and under Section 12(e)(v) B on failure to comply with any Sanction/Embargo Program. The Borrower's obligation and the indemnifications hereunder shall survive the termination of this Agreement.

          (vi) For purposes of Section 12(e) all references to Borrower's property shall be deemed to include all of Borrower's right, title and interest in and to all owned and/or leased premises;

     (f) based upon the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, and the regulations and published interpretations thereunder: (i) Borrower has not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;
(ii) Borrower has met all applicable minimum funding requirements under
Section 302 of ERISA in respect of its plans, if any; (iii) Borrower has no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) Borrower has no fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than Borrower's employees; and (v) Borrower has not withdrawn, completely or partially, from any multiemployer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980;

     (g) it is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage and the fair saleable value of its assets (calculated on a going concern basis) is in excess of the amount of its liabilities;

     (h) there is no pending or threatened litigation, actions or proceedings which involve the possibility of materially and adversely affecting the Borrower's business, assets, operations, condition or prospects, financial or otherwise, or the Collateral or the ability of Borrower to perform this Agreement;

     (i) all balance sheets and income statements which have been delivered to Lender fairly, accurately and properly state Borrower's financial condition on a basis consistent with that of previous financial statements, and there has been no material adverse change in Borrower's financial condition as reflected in such statements since the date thereof, and such statements do not fail to disclose any fact or facts which might materially and adversely affect Borrower's financial condition;

     (j) (x) it possesses all of the licenses, patents, copyrights, trademarks, trade names and permits necessary to conduct its business, (y) there has been no assertion or claim of violation or infringement with respect thereof, and (z) all such licenses, patents, copyrights, trademarks, trade names and permits are listed on Schedule 12(j);

     (k) it will pay or discharge when due all taxes, assessments and governmental charges or levies imposed upon it;

     (l) it will promptly inform Lender in writing of: (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any of Borrower's properties, assets or business, involving a possible liability in excess of $10,000 which might singly or in the aggregate, have a materially adverse effect on Borrower; (ii) any amendment of Borrower's certificate of incorporation or by-laws; (iii) any change in Borrower's business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects which has had or might have a materially adverse effect on Borrower; (iv) any Event of Default or Incipient Event of Default; (v) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which Borrower is a party or by which Borrower or any of Borrower's properties may be bound which would have a material adverse effect on Borrower's business, operations, property or condition (financial or otherwise) or the Collateral; (vi) any change in the location of Borrower's executive offices; (vii) any change in the location of Borrower's Inventory or Equipment from the locations listed on Schedule 12(l) attached hereto, (viii) any change in Borrower's corporate name; (ix) any material delay in Borrower's performance of any of its obligations to any Customer and of any assertion of any material claims, offsets, counterclaims or Disputes by any Customer and of any allowances, credits and/or other monies granted by it to any Customer; (x) furnish to and inform Lender of all material adverse information relating to the financial condition of any account debtor; and (xi) any material return of goods;

     (m) it will not (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt) whether secured or unsecured other than Borrower's indebtedness to Lender and as set forth on Schedule 12(m) attached hereto and made a part hereof; (ii) declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrower or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock of Borrower; (iii) directly or indirectly, prepay any indebtedness (other than to Lender), or repurchase, redeem, retire or otherwise acquire any indebtedness of Borrower; (iv) makes advances, loans or extensions of credit to any Person other than the extension of a loan by Borrower to Saba Petrloeum Company from the proceeds of the Term Loan provided that all of the proceeds of such loan shall be used to reduce the indebtedness of Saba Petroleum Company to Bank One Texas, N.A. provided Borrower is the beneficiary of a Promissory Note payable on demand from Saba Petroleum Company (the "Saba Note"); (v) become either directly or contingently liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise; (vi) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it; (vii) form any Subsidiary or enter into any partnership, joint venture or similar arrangement; (viii) materially change the nature of the business in which it is presently engaged;
(ix) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Lender except as required by GAAP or in the tax reporting treatment or except as required by law; (x) enter into any transaction with any Affiliate, except in the ordinary course of its business on arms= length terms; or (xi) bill Receivables under any name except the present name of the Borrower; (xii) sell, transfer or lease or otherwise dispose of any of its properties or assets, except in the ordinary course of its business;

     (n) all financial projections of Borrower's performance prepared by Borrower or at Borrower's direction and delivered to Lender will represent, at the time of delivery to Lender, Borrower's best estimate of Borrower's future financial performance and will be based upon assumptions which are reasonable in light of Borrower's past performance and then current business conditions;

     (o) Borrower will not make capital expenditures in any fiscal year in an amount in excess of $250,000 in the aggregate;

     (p) Borrower shall maintain a fixed charge coverage ratio (calculated by dividing the sum of: dividends, scheduled debt repayment, interest payments, cash portion of taxes paid, and cash capital expenditures into EBITDA, all as calculated in accordance with GAAP) of no less than 1.5 :1. For purposes of this Section 12(p), the fixed charge coverage ratio shall be measured at June 30, 1999 for the immediately preceding three (3) months, September 30, 1999 for the immediately preceding six (6) months, December 31, 1999 for the immediately preceding nine (9) months and at March 31, 2000 and for each June 30, September 30, December 31 and March 31 thereafter for the immediately preceding twelve (12) month period;

     (q) it shall cause to be maintained at all times a ratio of Total Liabilities to Tangible Net Worth of not greater than the ratio of : 3.0 to 1 as of Borrower's fiscal quarter ending June 30, 1999, 2.25 to 1 as of Borrower's fiscal quarter ending September 30, 1999 and 1.5 to 1 as of Borrower's fiscal quarter ending December 31, 1999 and continuously thereafter;

     (r) none of the proceeds of the Loans hereunder will be used directly or indirectly to "purchase" or "carry" "margin stock" or to repay indebtedness incurred to "purchase" or "carry" "margin stock" within the respective meanings of each of the quoted terms under Regulation G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect;

     (s) it will bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral. At its own cost and expense in amounts and with carriers acceptable to Lender, it shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower's including, without limitation, business interruption insurance;
(ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower's insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets;
(iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such workers= compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (v) furnish Lender with (x) copies of all policies and evidence of the maintenance of such policies at least thirty (30) days before any expiration date, and (y) appropriate loss payable endorsements in form and substance satisfactory to Lender, naming Lender as loss payee and providing that as to Lender the insurance coverage shall not be impaired or invalidated by any act or neglect of Borrower and the insurer will provide Lender with at least thirty (30) days notice prior to cancellation. Borrower shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to Lender and not to Borrower and Lender jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Lender jointly, Lender may endorse Borrower's name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender is hereby authorized to adjust and compromise claims. All loss recoveries received by Lender upon any such insurance may be applied to the Obligations, in such order as Lender in its sole discretion shall determine. Notwithstanding the foregoing, to the extent that any insurance proceeds received by Lender do not belong to Borrower or result from the loss of property of Borrower which is not Collateral, Lender will return such proceeds to Borrower. Any surplus shall be paid by Lender to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Lender, on demand; and

     (t) it shall not purchase or acquire obligations or stock of, or any other interest in, or make any investment in any entity, except (A) obligations issued or guaranteed by the United States of America or any agency thereof, (B) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (C) certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (x) such bank has a combined capital and surplus of at least $500,000,000, or (y) its debt obligations, or those of a holding company of which it is a subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (D) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an Agency thereof, and (E) Eurodollar time deposits with financial institutions with a published rating of not less than A-1 or P-1 (or the equivalent rating).

     (u) (i) Borrower and its Subsidiaries have reviewed the effect that the Year 2000 Issue would have on their respective businesses. The costs to Borrower and its Subsidiaries of any reprogramming required to avoid the Year 2000 Issue to permit the proper functioning of Borrower=s and its Subsidiaries= computer software, hardware and firmware systems and equipment containing embedded microchips and the proper processing of data, and the testing of such reprogramming, and of the reasonably foreseeable consequences of the Year 2000 Issue to Borrower and its Subsidiaries (including reprogramming errors and the failure of systems or equipment supplied by others or with which Borrower's and its Subsidiaries' computer systems interface) are not reasonably expected to result in an Event of Default or to have a material adverse effect on Borrower=s or its Subsidiaries= businesses, assets, operations, prospects or condition (financial or otherwise).

           (ii) Borrower has evaluated and assessed the potential impact of the Year 2000 Issue upon Borrower=s and its Subsidiaries' customers, key suppliers and vendors and their efforts to manage the risks arising out of the Year 2000 Issue, and Borrower has determined that Borrower's and its Subsidiaries= businesses, assets, operations, prospects and condition (financial and otherwise) shall not be materially adversely affected by any such impact or risks.

          (iii) Borrower shall take, and shall cause each of its Subsidiaries to take, all necessary action to complete in all material respects, no later than June 30, 1999, the reprogramming of computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for Borrower and its Subsidiaries or used or relied upon in the conduct of their businesses (including systems and equipment supplied by others or with which such systems of Borrower or any of its Subsidiaries interface) required to avoid the Year 2000 Issue to permit the proper functioning of such computer systems and other equipment and the proper processing of data, and the testing of such systems and equipment, as so reprogrammed. At the request of Lender, Borrower shall provide, and shall cause each of its Subsidiaries to provide, to Lender reasonable assurance of its compliance with the preceding sentence.

           (v) Borrower will cause at least either of Randeep S. Grewal to remain active in the management of Borrower as the Chairman, Chief Executive Officer, President and sole director of Borrower or will cause Burt Cormany to remain the Executive Vice-President of Borrower, in each case, for a period of at least two (2) years following the Closing Date.

           (w) In the event that any Borrower shall sell or dispose of any real property or in the event Borrower shall sell any subsidiary, all proceeds of such sale shall first be applied to repay amounts outstanding under the Term Loan. Such payments will be applied by Lender in the inverse order of maturity.

          (x) Borrower will use the proceeds of Revolving Credit Advances only its proper working capital purposes.

          (y) Santa Maria shall not transfer any of its assets to any other Borrower.

     13. Power of Attorney. Borrower hereby appoints Lender or any other Person whom Lender may designate as Borrower's attorney, with power to: (i) endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender's possession; (ii) sign Borrower's name on any invoice or bill of lading relating to any Receivables, drafts against Customers, schedules and assignments of Receivables, notices of assignment, financing statements and other public records, verifications of account and notices to or from Customers; (iii) verify the validity, amount or any other matter relating to any Receivable by mail, telephone, telegraph or otherwise with Customers; (iv) execute customs declarations and such other documents as may be required to clear Inventory through Customs; (v) do all things necessary to carry out this Agreement, any Ancillary Agreement and all related documents; and (vi) on or after the occurrence and continuation of an Event of Default, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and to receive, open and dispose of all mail addressed to Borrower. Borrower hereby ratifies and approves all acts of the attorney. Neither Lender nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any Receivable which is assigned to Lender or in which Lender has a security interest remains unpaid and until the Obligations have been fully satisfied.

     14. Expenses. Borrower shall pay all of Lender's out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel retained or employed by Lender and appraisers, in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement. Borrower shall also pay all of Lender's out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel retained or employed by Lender, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) Lender's obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to, the enforcement or defense of Lender's security interests, assignments of rights and liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, and
(d) any consultations in connection with any of the foregoing. Borrower shall also pay Lender's then standard price for furnishing Borrower or its designees copies of any statements, records, files or other data (collectively, "Reports") requested by Borrower or its designees, other than reports of the kind furnished to Borrower and Lender's other borrowers on a regular, periodic basis in the ordinary course of Lender's business. Borrower shall also pay Lender's customary bank charges, including, without limitation, all wire transfer fees incurred by Lender, for all bank services performed or caused to be performed by Lender for Borrower at Borrower's request. All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by Borrower to Lender shall be payable on demand and shall be secured by the Collateral. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Borrower and Lender which Lender is or may be required to withhold or pay, Borrower agrees to indemnify and hold Lender harmless in respect of such taxes, and Borrower will repay to Lender the amount of any such taxes which shall be charged to Borrower's account; and until Borrower shall furnish Lender with indemnity therefor (or supply Lender with evidence satisfactory to it that due provision for the payment thereof has been made), Lender may hold without interest any balance standing to Borrower's credit and Lender shall retain its security interests in any and all Collateral. Borrower hereby acknowledges that Lender shall not be liable in any manner whatsoever for any selling expenses, orders, purchases or contracts of any kind resulting from any transaction between Borrower and any other Person, and Borrower hereby indemnifies and holds Lender harmless with respect thereto, which indemnity shall survive termination of this Agreement.

     15. Assignment. Lender may assign any or all of the Obligations together with any or all of the security therefor and any transferee shall succeed to all of Lender's rights with respect thereto. Borrower shall be promptly notified of any such assignment. Upon such transfer, Lender shall be released from all responsibility for the Collateral to the extent same is assigned to any transferee. Lender may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Lender and such holder, be entitled to the same benefits as Lender with respect to any security for the Obligations in which such holder is a participant. Borrower agrees that each such holder may exercise any and all rights of banker's lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though Borrower were directly indebted to such holder in the amount of such participation. Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender, and no such assignment or transfer of any such obligation shall relieve Borrower thereof unless Lender shall have consented to such release in a writing specifically referring to the obligation from which Borrower is to be released.

     16. Waivers. Borrower waives presentment and protest of any instrument and notice thereof, notice of default and all other notices to which Borrower might otherwise be entitled.

     17. Term of Agreement. Lender may terminate this Agreement at any time upon sixty (60) days= prior written notice to Borrower. If not so terminated, this Agreement shall continue in full force and effect until the expiration of the Term. The Term shall be automatically extended for successive periods of one (1) year each unless either party shall have provided the other with a written notice of termination, at least ninety (90) days prior to the expiration of the initial Term or any renewal Term. The Borrower may terminate this Agreement at any time upon sixty (60) days' prior written notice ("Termination Date") upon payment in full of the Obligations; provided, that Borrower pays an early termination fee in an amount equal to the sum of (x) the Required Percentage of the outstanding principal balance of the Term Loan plus (y) the Required Percentage of the Maximum Revolving Amount. For the purposes hereof, Required Percentage shall mean (a) 3% from the Closing Date through April 30, 2000, (b) 2% from May 1, 2000 through April 30, 2001 and during any year of any renewal Term.

     18. Events of Default. The occurrence of any of the following shall constitute an Event of Default:

             (a) failure to make payment of any of the Obligations when required hereunder;

             (b) failure to pay any taxes when due unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on Borrower's books;

             (c) failure to perform under and/or committing any breach of this Agreement or any Ancillary Agreement or any other agreement between Borrower and Lender or failure to perform any non-monetary obligation with respect to which a cure is expressly permitted hereunder within ten (10) days following the occurrence of such failure;

             (d) occurrence of a default under any agreement to which Borrower is a party with third parties which has a material adverse affect upon Borrower's business, operations, property or condition (financial or otherwise) including all leases for any premises where Inventory or Equipment is located;

             (e) any representation, warranty or statement made by Borrower hereunder, in any Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should at any time be false or misleading in any material respect;

             (f) an attachment or levy is made upon any of Borrower's assets having an aggregate value in excess of $10,000,or a judgment is rendered against Borrower or any of Borrower's property involving a liability of more than $10,000, which shall not have been vacated, discharged, stayed or bonded pending appeal or reconsideration within thirty (30) days from the entry thereof;

             (g) any change in Borrower's condition or affairs (financial or otherwise) which in Lender's reasonable belief impairs the Collateral or the ability of Borrower to perform its Obligations;

             (h) any lien created hereunder or under any Ancillary Agreement for any reason ceases to be or is not a valid and perfected lien having a first priority interest other than as to assets which are subject to Permitted Liens which are purchase money security interests, but only to the extent Lender's lien is not a first priority security interest in such assets;

             (i) Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

             (j) Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

             (k) Greka Energy Corporation shall (i) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business,
(iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or(viii) take any action for the purpose of effecting any of the foregoing;

             (l) Borrower directly or indirectly sells, assigns, transfers, conveys, or suffers or permits to occur any sale, assignment, transfer or conveyance of any assets of Borrower or any interest therein, except as permitted herein;

             (m) Borrower fails to operate in the ordinary course of business;

             (n) Lender shall in good faith deem itself insecure or unsafe or shall have a reasonable belief that there is or will be a diminution in value, removal or waste of the Collateral;

             (o) a default by Borrower in the payment, when due, of any principal of or interest on any indebtedness for money borrowed;

             (p)  any Change of Ownership; or

             (q)  The occurrence of any default under the Conoco
Indemnification Agreement which would have the effect of impairing the enforceability or financial benefits to Borrower of such Agreement;

     19. Remedies. (a) Upon the occurrence of an Event of Default pursuant to Section 18 (i) herein, all Obligations shall be immediately due and payable and this Agreement shall be deemed terminated; upon the occurrence and continuation of any other of the Events of Default, Lender shall have the right to demand repayment in full of all Obligations, whether or not otherwise due and/or to terminate this Agreement without advance notice. Until all Obligations have been fully satisfied, Lender shall retain its security interest in all Collateral. Lender shall have, in addition to all other rights and remedies provided herein, the rights and remedies of a secured party under the Uniform Commercial Code, and under other applicable law, all other legal and equitable rights to which Lender may be entitled, including without limitation, the right to take immediate possession of the Collateral, to require Borrower to assemble the Collateral, at Borrower's expense, and to make it available to Lender at a place designated by Lender which is reasonably convenient to both parties and to enter any of the premises of Borrower or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises shall be the property of Borrower, Borrower agrees not to charge Lender for storage thereof for a period up to at least sixty (60) days after sale or disposition of said Collateral). Further, Lender may, at any time or times after default by Borrower, sell and deliver all Collateral held by or for Lender at public or private sale for cash, upon credit or otherwise, at such prices and upon such terms as Lender, in Lender's sole discretion, deems advisable, or Lender may otherwise recover upon the Collateral in any commercially reasonable manner as Lender, in its sole discretion, deems advisable. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at Borrower's address as shown in Lender's records, at least ten (10) days before the time of the event of which notice is being given. Lender may be the purchaser at any sale, if it is public. In connection with the exercise of the foregoing remedies, Lender is granted permission to use all of Borrower's trademarks, trade names, trade styles, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds of sale shall be applied first to all costs and expenses of sale, including but not limited to attorneys' fees, and second to the payment (in whatever order Lender elects) of all Obligations. Lender will return any excess to Borrower and Borrower shall remain liable to Lender for any deficiency.

     20. Waiver; Cumulative Remedies. Failure by Lender to exercise any right, remedy or option under this Agreement or any supplement hereto or any other agreement between Borrower and Lender or delay by Lender in exercising the same, will not operate as a waiver; no waiver by Lender will be effective unless it is in writing and then only to the extent specifically stated. Lender's rights and remedies under this Agreement will be cumulative and not exclusive of any other right or remedy which Lender may have.

     21. Application of Payments. Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Lender from or on Borrower's behalf, and Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against Borrower's Obligations hereunder in such manner as Lender may deem advisable notwithstanding any entry by Lender upon any of Lender's books and records. In the event that Lender shall elect to reapply any payments hereunder, Lender will not perform such reapplication in a manner which would result in a payment default under the Term Loan.

     22. Depository Accounts. Any payment received by Borrower on account of any Collateral shall be held by Borrower in trust for Lender, and Borrower shall promptly deliver same in kind to Lender or deposit all such payments into a cash collateral account at such bank as Lender may designate for application to payment of the Obligations. Borrower shall also execute such further documents as Lender may deem necessary to establish such an account and all funds deposited in such account shall immediately be deemed Lender's property.

     23. Lock Box Accounts. Borrower shall, at Lender's request, instruct all of its Customers to make such payments on account of Receivables to an account under Lender's dominion and control at such bank as Lender may designate. Borrower shall also execute such further documents as Lender may deem necessary to establish such an account, and all funds deposited in such account shall immediately be deemed Lender's property.

     24. Revival. Borrower further agrees that to the extent Borrower makes a payment or payments to Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

     25. Notices. Any notice or request hereunder may be given to Borrower or Lender at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this paragraph. Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, or by overnight mail or by telecopy (confirmed by mail). Notices and requests shall be, in the case of those by mail or overnight mail, deemed to have been given when deposited in the mail or with the overnight mail carrier, and, in the case of a telecopy, when confirmed.

        Notices shall be provided as follows:

        If to the Lender:

        BNY Financial Corporation
        1290 Avenue of the Americas
        New York, New York 10104
        Attention: Frank Imperato
        Telephone: (212) 408-7026
        Telecopy:  (212) 408-7126

If to the Borrower:

        Greka Integrated, Inc.
        3201 Air Park Avenue, Suite 201
        Santa Maria, CA 93455
        Attention: Randeep Grewal, Chairman and  Chief Executive Officer
        Telephone: (805)347-8700
        Telecopy:   (805) 347-1072

With a copy to:
        Greka Integrated, Inc.
        630 Fifth Avenue
        New York, N.Y. 10111

        Attention: Susan Whalen, Esq.
        Telephone: (212) 218-4680
        Telecopy:   (212) 218-4679

     26. Governing Law and Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. LENDER SHALL HAVE THE RIGHTS AND REMEDIES OF A SECURED PARTY UNDER APPLICABLE LAW INCLUDING, BUT NOT LIMITED TO, THE UNIFORM COMMERCIAL CODE OF NEW YORK. BORROWER AGREES THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OTHER OBLIGATIONS SHALL BE LITIGATED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, AT LENDER'S OPTION, IN ANY OTHER COURTS LOCATED IN NEW YORK STATE OR ELSEWHERE AS LENDER MAY SELECT AND THAT SUCH COURTS ARE CONVENIENT FORUMS AND BORROWER SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS. BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON BORROWER MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT BORROWER'S ADDRESS IN CALIFORNIA AND NEW YORK APPEARING ON LENDER'S RECORDS, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON RECEIPT VIA NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THE SECOND BUSINESS DAY FOLLOWING DEPOSIT WITH SUCH COURIER SERVICE. BOTH PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN BORROWER AND LENDER, AND BORROWER WAIVES THE RIGHT TO ASSERT IN ANY ACTION OR PROCEEDING INSTITUTED BY LENDER WITH REGARD TO THIS AGREEMENT OR ANY OF THE OBLIGATIONS ANY OFFSETS OR COUNTERCLAIMS (OTHER THAN COMPULSORY COUNTERCLAIMS) WHICH IT MAY HAVE.

     27. Limitation of Liability. Borrower acknowledges and understands that in order to assure repayment of the Obligations hereunder Lender may be required to exercise any and all of Lender's rights and remedies hereunder and agrees that neither Lender nor any of Lender's agents shall be liable for acts taken or omissions made in connection herewith or therewith except for gross negligence or actual bad faith.

     28. Entire Understanding. This Agreement and the Ancillary Agreements contain the entire understanding between Borrower and Lender and constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, and any promises, representations, warranties, understandings, or guarantees not contained in this Agreement or the Ancillary Agreements shall have no force and effect.

     29. Modification. Neither this Agreement, the Ancillary Agreements, nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the parties hereto and thereto.

     30. Severability. Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

     31. Captions. All captions are and shall be without substantive meaning or content of any kind whatsoever.

     32. Counterparts. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

     33. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                                            GREKA INTEGRATED, INC.
ATTEST:


                                           By:__________________________
_____________________________                Randeep Grewal
SECRETARY                                    Title: Chairman and Chief
                                             Executive Officer


                                            SABA REALTY, INC.
ATTEST:


                                           By:__________________________
_____________________________              Title:
SECRETARY


                                           SANTA MARIA REFINING COMPANY
ATTEST:


                                           By:__________________________
_____________________________              Title:
SECRETARY


ATTEST:
                                           BNY FINANCIAL CORPORATION


                                        By:__________________________
____________________                    Title:
SECRETARY



                            SCHEDULES


Schedule 1(A) - Description of Pledged Shares

1. Certificate No. 2 for one hundred (100) shares of common stock of Saba Realty, Inc.

2. Certificate No. 2 for one hundred (100) shares of common stock of Santa Maria Refining Company.


Schedule 1(B) - Description of Real Property - Attached


Schedule 1(C) - Permitted Liens

All encumbrances disclosed in Lender's UCC search of Borrowers and all encumbrances disclosed in Lender's title policy. All purchase money security interest for the purchase of equipment within the limitations for capital expenditures in this Agreement.


Schedule 12(j) - Licenses, Patents, Trademarks and Copyrights - Attached


Schedule 12(l) - Inventory Locations

1660 Sinton Road, Santa Maria, California 93454

Schedule 12(m) - Permitted Indebtedness

None, other than indebtedness for purchase money security interests as set forth above.